Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2011, relating to the consolidated financial statements of NextEra Energy, Inc. and subsidiaries (NextEra Energy) and Florida Power & Light Company and subsidiaries (FPL), and the effectiveness of NextEra Energy’s and FPL’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NextEra Energy and FPL for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

June 9, 2011